Exhibit 99.2

DATED 19 AUGUST 2004

(1)                                  ALFA TELECOM LIMITED

(2)                                  ECO HOLDINGS LIMITED

(3)                                  CTF HOLDINGS LIMITED

(4)                                  GRAND FINANCIAL HOLDING S.A.

SALE AND PURCHASE AGREEMENT

for the sale and purchase of the entire issued and outstanding share capital of Eco Telecom Limited, Avenue Limited,
Janow Properties Limited, and Santel Limited

This SALE AND PURCHASE AGREEMENT (this “Agreement”) is made this 19th day of August 2004;

BETWEEN

(1)                                  ECO HOLDINGS LIMITED, a company formed under the laws of Gibraltar, with registration number 71703, with its registered office at 28 Irish Town, Gibraltar (the “Vendor”);

(2)                                  ALFA TELECOM LIMITED, a company formed under the laws of the British Virgin Islands, with registration number 178274, with its registered office at P.O. Box 3339, Geneva Place, Second Floor, 333 Waterfront Drive, Road Town, Tortola, British Virgin Islands (the “Purchaser”);

(3)                                  CTF HOLDINGS LIMITED, a company formed under the laws of Gibraltar, with registration number 58115, with its registered office at Suite 2, 4 Irish Place, Gibraltar (“CTF”); and

(4)                                  GRAND FINANCIAL HOLDING S.A., a company formed under the laws of Luxembourg, with registration number 80481, with its registered office at Boulevard Royal 11, Luxembourg L-2449 (“Grand”).

RECITALS

(A)                              Eco Telecom, Avenue, Janow Properties, and Santel (each as defined below) are private companies, each wholly owned by the Vendor.

(B)                                In connection with a reorganization of certain assets owned, directly or indirectly, by the Vendor, the Purchaser, and others (the “Reorganization”), the Purchaser wishes to purchase from the Vendor all the Shares (as defined below) of the Companies (as defined below), and the Vendor wishes to, sell to the Purchaser all of the Shares of the Companies.

OPERATIVE PROVISIONS

1.                                      INTERPRETATION

1.1                                 In this Agreement, unless the context requires otherwise, the following words and expressions shall have the following meanings:

“Agreement” has the meaning set forth in the preamble hereto;

“Alfa Telecom/Eco Holdings Loan” means a loan facility for up to US$441,600,000 from the Purchaser to the Vendor pursuant to a Loan Agreement, dated 2 October 2003, between the Purchaser as lender, the Vendor as borrower, and Eco Telecom as additional obligor, as amended by the letter agreement, dated 13 February 2004 between the Purchaser and the Vendor;

“Alfa Telecom/Eco Holdings Loan Release Documents” means deeds of release between the Purchaser and the Vendor, in the form agreed, pursuant to the first of which amongst other things (a) the Purchaser will release the Vendor and Eco Telecom from any obligation to repay amounts outstanding under the Alfa Telecom/Eco Holdings Loan and pursuant to the second of which amongst other things (b) the Purchaser will release all security interests granted by the Vendor in respect of the Alfa Telecom/Eco Holdings Loan;

“Avenue” means Avenue Limited, a company formed under the laws of the British Virgin Islands, with its registered office at Trident Chambers, P.O. Box 146, Road Town, Tortola, British Virgin Islands;

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in general are open for business in the British Virgin Islands, London, Moscow, New York, and Luxembourg;

“Cash Consideration” has the meaning set forth in clause 3.1(a);

“Companies” means, collectively, Eco Telecom, Avenue, Janow Properties, and Santel, and “Company” means any one of them;

“Completion” means completion of this Agreement as provided in clause 4;

“Confidential Information” has the meaning set forth in clause 7.1;

“Consideration” means the consideration payable for the Shares pursuant to the terms of this Agreement as set forth in clause 3;

“CTF” has the meaning set forth in the preamble to this Agreement;

“Eco Telecom” means Eco Telecom Limited, a company formed under the laws of Gibraltar, with registration number 79038, with its registered office at 10/8 International Commerce Centre, Casemates Square, Gibraltar;

“Grand” has the meaning set forth in the preamble to this Agreement;

“Janow Properties” means Janow Properties Limited, a company formed under the laws of the British Virgin Islands, with its registered office at Trident Chambers, P.O. Box 146, Road Town, Tortola, British Virgin Islands;

“Parties” means the Purchaser, the Vendor, CTF, and Grand, and “Party” means any one of them;

“Purchaser” has the meaning set forth in the preamble to this Agreement;

“Reorganization” has the meaning set forth in the recitals to this Agreement;

“Santel” means Santel Limited, a company formed under the laws of the British Virgin Islands, with its registered office at Trident Chambers, P.O. Box 146, Road Town, Tortola, British Virgin Islands;

“Shares” means the entire issued and outstanding fully paid share capital of each of the Companies, consisting of (a) 100 shares of Eco Telecom, par value £1.00 per share, (b) one share of Avenue, par value $1.00 per share, (c) one share of Janow Properties, par value $1.00 per share, and (d) one share of Santel, par value $1.00 per share, all of which shares have been fully paid up;

“Vendor” has the meaning set forth in the preamble to this Agreement; and

“Vendor Indebtedness” means all principal, interest, and other amounts outstanding and owed by the Vendor to the Purchaser under the Alfa Telecom/Eco Holdings Loan.

1.2                                 Words importing the singular shall include the plural and vice versa and words importing any gender shall include all other genders and references to “Persons” shall include corporations and unincorporated associations.

1.3                                 References in this Agreement to statutory provisions shall be construed as references to those provisions as respectively amended, consolidated, extended, or reenacted from time to time and shall include the corresponding provisions of any earlier legislation (whether repealed or not) and any orders, regulations, instruments, or other subordinate legislation made from time to time under the statute concerned.

1.4                                 References to this Agreement shall include the Schedules hereto, if any, which shall form part hereof and shall have the same force and effect as if expressly set out in the body of this Agreement.

1.5                                 The clause headings in this Agreement are for convenience only and shall not affect the interpretation hereof.

1.6                                 In this Agreement references to “US$” or “US Dollars” are references to the lawful currency for the time being of the United States of America and references to “£” or “Pounds” are references to the lawful currency for the time being of the United Kingdom.

2.                                      AGREEMENT TO SELL AND PURCHASE

2.1                                 The Vendor hereby agrees to sell the Shares to the Purchaser free from all liens, charges, encumbrances and other rights exercisable by or claims by third parties of any description (whether known about or not) and otherwise with full title guarantee for the purposes of the Law of Property (Miscellaneous Provisions) Act 1994 and together with all rights that attach, or may in the future attach, to them (including, in particular, the right to receive all dividends and distributions declared, made or paid on or after the date of this Agreement) and the Purchaser hereby agrees to purchase the same on and subject to the terms of this Agreement.

2.2                                 The Vendor agrees that each of the Companies shall be transferred to the Purchaser in accordance with this Agreement free of debt as at 1 January 2004.

2.3                                 The Vendor hereby waives and undertakes to procure the waiver of all preemption and similar rights over the Shares or any of them to which it or any other Person may be entitled under the Articles of Association of the Companies or otherwise in relation to the sale and purchase of the same hereunder.

2.4                                 Nothing in this Agreement shall oblige the Purchaser to buy any of the Shares or otherwise complete this Agreement unless the sale and purchase of all of the Shares is completed simultaneously.

3.                                      CONSIDERATION

3.1                                 The Consideration for the purchase of the Shares shall be comprised of:

(a)                                  US$988,400,000 (the “Cash Consideration”); and

(b)                                 the unconditional release and waiver by the Purchaser of any right to demand repayment of the Vendor Indebtedness, and the unconditional release of any security interest the Purchaser holds as security for the Alfa Telecom/Eco Holdings Loan.

4.                                      COMPLETION

4.1                                 Completion shall take place at Suite 2, 4 Irish Town, Gibraltar, five Business Days following the satisfaction or waiver of all conditions set forth in clause 5, or such other place and time as the Parties shall agree; provided, however, that Completion shall not take place until after completion of the transfer by way of dividend by Alfa Finance Holdings S.A. of the shares in the Purchaser held by it to certain of the shareholders of Alfa Finance Holdings S.A., as contemplated by the Reorganization.

4.2                                 On Completion, the Purchaser shall:

(a)                                  execute and deliver the Alfa Telecom/Eco Holdings Loan Release Documents;

(b)                                 return to the Vendor share certificate number three of Eco Telecom, representing forty-four shares of Eco Telecom, which the Purchaser is holding as collateral securing the Vendor’s obligations under the Alfa Telecom/Eco Holdings Loan.

4.3                                 On Completion the Vendor shall:

(a)                                  deliver to the Purchaser:

(1)                                  duly executed share transfer forms in favor of the Purchaser, in the form agreed, with respect to the Shares for each of the Companies, together with the share certificates representing the Shares in each of the Companies;

(2)                                  the Certificate of Incorporation, Memorandum and Articles of Association, Register of Members, Register of Directors (if any), Register of Mortgages (if any), and minutes of meetings, and written resolutions, of the members and the directors of each Company; and

(3)                                  at the election of the Purchaser, the written resignations of the Director(s) and the Secretary of each of the Companies, each such resignation to be executed as a deed and to confirm that the Person resigning has no claims against the respective Company for compensation for loss of office or otherwise;

(b)                                 procure that a resolution of the Director(s) of each of the Companies shall be adopted pursuant to which:

(1)                                  the transfer of the Shares with respect to the relevant Company shall be approved for registration, such registration to be effected by the making of appropriate entries in the original Register of Members of each Company (and any copies thereof) by the registered agent or any other authorized person (as applicable) and such registration being subject to the stamping of the transfer(s) related to same (if applicable) and share certificates in respect of the Shares shall be issued to the Purchaser; and

(2)                                  at the election of the Purchaser, such persons as the Purchaser shall nominate shall be appointed as the Director(s) and Secretary of the relevant Company and the said resignations referred to in clause 4.3(a)(3) shall be accepted with immediate effect; and

(c)                                  execute and deliver, and cause Eco Telecom to execute and deliver as applicable, the Alfa Telecom/Eco Holdings Loan Release Documents.

4.4                                 The Parties agree that the Purchaser’s obligation to pay the Cash Consideration shall be set off against amounts due to be paid to the Purchaser by CTF and Grand upon the occurrence of:

(a)                                  a dividend payment by the Vendor to each of CTF and Grand in an aggregate amount equal to the amount of the Cash Consideration; and

(b)                                 following such dividend payments by the Vendor, the subscription by each of CTF and Grand for, in aggregate, 916,332 ordinary shares in the Purchaser for a total consideration equal to the amount of the Cash Consideration;

each to take place on or about the date of Completion, and that, therefore, no actual transfer of cash will be required of the Purchaser to satisfy such obligation, which, accordingly, shall be satisfied in full.

4.5                                 In connection with the procedures set out in clause 4.4, the Vendor hereby agrees to make a dividend payment to each of CTF and Grand in an aggregate amount equal to the amount of the Cash Consideration and each of CTF and Grand hereby agree to subscribe for shares in the Purchaser for a total consideration equal to the Cash Consideration.

5.                                      CONDITIONS TO COMPLETION

5.1                                 Completion is conditional upon satisfaction or waiver of the following conditions precedent:

(a)                                  consent of the Russian Federal Antimonopoly Service having been received for the completion of the transactions contemplated in connection with the Reorganization, without any conditions or obligations that are not reasonably acceptable to the Vendor and the Purchaser; and

(b)                                 consent of the Anti-Monopoly Committee of Ukraine having been received for the completion of the transactions contemplated in connection with the Reorganization, without any conditions or obligations that are not reasonably acceptable to the Vendor and the Purchaser, or receipt of an opinion of Ukrainian counsel that no such consent is necessary.

6.                                      REPRESENTATIONS AND WARRANTIES

6.1                                 In consideration of the other Parties entering into this Agreement, each Party represents and warrants as follows:

(a)                                  it has full legal power, capacity, and authorization to enter into and to exercise its rights and perform its obligations under, and has taken all necessary action to authorize the entry into and the performance and delivery of, this Agreement; and

(b)                                 the obligations expressed to be assumed by it under this Agreement are its legal, valid, and binding obligations enforceable in accordance with their terms.

6.2                                 In consideration of the Purchaser entering into this Agreement, the Vendor represents and warrants to the Purchaser as follows:

(a)                                  Each Company is a company duly incorporated or organized and validly existing under the laws of the jurisdiction of its formation.

(b)                                 The Vendor is entitled to sell and transfer to the Purchaser the full legal and beneficial ownership of the entire issued share capital of each of the Companies and that the Shares are each fully paid up.

7.                                      CONFIDENTIALITY

7.1                                 This Agreement and all other information related to the subject matter hereof, and all communications between the Parties related to this Agreement, which are either marked “confidential” or are by their nature intended to be confidential or for the knowledge of the recipient alone (“Confidential Information”) shall be kept confidential by the recipient; provided, however, that this undertaking shall not apply to Confidential Information (a) required to be disclosed by applicable law, stock exchange regulation, or legal proceedings, (b) in the public domain except through a breach of this Agreement, (c) lawfully acquired from third parties, or (d) disclosed to affiliates.

7.2                                 The Parties shall use all reasonable endeavors to procure the observance of the above mentioned restrictions by their respective directors, officers, and employees, and shall take all reasonable steps to minimize the risk of disclosure of Confidential Information by ensuring that only they themselves and such of their directors, officers, and employees whose duties require them to possess any of such Confidential Information shall have access thereto and will be instructed to treat such Confidential Information as confidential.

7.3                                 The obligations in this clause 7 shall expire at the end of three years from the date of Completion, provided that such expiry shall be without prejudice to any continuing duty of the Parties imposed by law to keep confidential any Confidential Information.

8.                                      FURTHER ASSURANCE

8.1                                 The Vendor shall cooperate with the Purchaser and will execute and deliver instruments and documents and take such other actions as may be reasonably requested from time to time in order to carry out the intended purpose of this Agreement.

8.2                                 The Vendor hereby irrevocably and unconditionally appoints the Purchaser with effect on and from Completion as its attorney with full powers of substitution in its name and for it and on its behalf (and to the complete exclusion of any rights it may have in such regard) lawfully to exercise all voting and other rights and receive all the benefits and entitlements which may now or at any time hereafter attach to the Shares and to transfer and deal with such Shares, rights, benefits, and entitlements and execute such documents under hand or as a deed and do such acts and things in connection with the foregoing as the Purchaser shall from time to time think fit in all respects as if the Purchaser were the absolute legal and beneficial owner thereof.

9.                                      NOTICES

9.1                                 Any notice or other communication required to be given or made under or in connection with this Agreement shall be given or made:

(a)                                  In the case of the Vendor to:

Address:                                               Eco Holdings Limited

Suite 2, 4 Irish Town

Gibraltar

Fax:                                                                           +350 41988

Attention:                                         Mr. Franz Wolf

(b)                                 In the case of the Purchaser to:

Address:                                               Alfa Telecom Limited

Suite 2, 4 Irish Town

Gibraltar

Fax:                                                                           +350 41988

Attention:                                         Mr. Franz Wolf

(c)                                  In the case of CTF to:

Address:                                               CTF Holdings Limited

Suite 2, 4 Irish Town

Gibraltar

Fax:                                                                           +350 41988

Attention:                                         Mr. Franz Wolf

(d)                                 In the case of Grand to:

Address:                                               Grand Financial Holding S.A.

Boulevard Royal 11

Luxembourg L-2449

Fax:                                                                           +352 466 39 43 95

Attention:                                         Ms. Cindy Reiners

(e)                                  With a copy of any such notice to:

Address:                                               Jones Day

51 Louisiana Avenue, N.W.

Washington, D.C. 20001

U.S.A.

Fax:                                                                           +1 202 626 1700

Attention:                                         Vladimir Lechtman

9.2                                 Any such notice or other communication shall be in writing and shall be sufficiently delivered if:

(a)                                  made in person and left with a director or officer of the relevant Party provided that evidence of receipt is obtained;

(b)                                 sent by internationally recognized overnight courier service provided that evidence of delivery is provided; or

(c)                                  sent by fax which produces a paper record;

to the relevant Party at the address and/or fax number set out in this Agreement or such other address and/or fax number as may be substituted therefor by written notice in accordance with this clause 9.

9.3                                 Each notice delivered in accordance with clauses 9.1 and 9.2 shall be deemed to have been received on the first Business Day following the day it was delivered or sent by fax, as appropriate.  For the avoidance of doubt, any provision in this clause 9 providing for a copy of any notice or other communication to be delivered to any person shall not constitute, upon such copy being so delivered, formal notice of any matter specified therein.

10.                               SUCCESSORS AND ASSIGNS

This Agreement is personal to the Parties.  Accordingly no Party may, without the prior written consent of the other Parties, assign, hold on trust, or otherwise transfer the benefit of all or any of the obligations of the other Parties under this Agreement, or any benefit arising under or out of this Agreement.

11.                               THIRD PARTY RIGHTS

A Person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

12.                               VARIATION

No variation of this Agreement shall be effective unless in writing and signed by or on behalf of each Party.

13.                               SEVERANCE

If any term or provision in this Agreement is held to be illegal, invalid, or unenforceable, in whole or in part, under any enactment or rule of law, such term or provision or part shall to that extent be deemed not to form part of this Agreement but the legality, validity, or enforceability of the remainder of this Agreement shall not be affected.

14.                               COUNTERPARTS

This Agreement may be entered into in any number of counterparts all of which taken together shall constitute one and the same instrument.  Any Party may enter into this Agreement by executing any such counterpart, and receipt of a faxed copy of such counterpart shall be deemed valid notice of execution of such counterpart.

15.                               SURVIVAL OF AGREEMENT

This Agreement (and in particular the warranties, covenants, agreements, and undertakings of the Vendor hereunder) shall insofar as the terms thereof remain to be performed or are capable of subsisting remain in full force and effect after and notwithstanding Completion.

16.                               WAIVER

The obligations and liabilities of any Party shall not be prejudiced, released, or affected by any time or forbearance or indulgence, release, or compromise given or granted by the Party to whom such obligations and liabilities are owed or by any other Person to such Party or any other Party so obliged or liable nor by any other matter or circumstance which (but for this provision) would operate to prejudice, release, or affect any such obligations, except an express written release by the Party to whom the relevant obligations and liabilities are owed or due.

17.                               GOVERNING LAW; ARBITRATION

17.1                           This Agreement shall be governed by and construed in accordance with English Law without reference to any principals of conflicts of law that may direct the application of the law of another jurisdiction.

17.2                           Any disputes which arise out of or relate to this Agreement that cannot be settled by good faith mutual discussions between the Parties within 30 days following written notice by one Party to the other Parties that it wishes to commence such discussions, will be referred to and finally resolved by arbitration under the Rules of the London Court of International Arbitration, which Rules are deemed to be incorporated by reference into this clause.  In any such arbitration, the language used shall be English, the number of arbitrators shall be three, and the seat, or legal place, of the arbitration shall the London, England.

IN WITNESS whereof this Agreement has been duly executed by the Parties the day and year first before written.

ECO HOLDINGS LIMITED

By:	/s/ Franz Wolf
Name:	Franz Wolf
Title:	Director

ALFA TELECOM LIMITED

By:	/s/ Franz Wolf
Name:	Franz Wolf
Title:	Director

CTF HOLDINGS LIMITED

By:	/s/ Franz Wolf
Name:	Franz Wolf
Title:	Director

GRAND FINANCIAL HOLDING S.A.

By:	/s/ G. Piers Hemy
Name:	G. Piers Hemy
Title:	Director